[DESCRIPTION] Press Release dated July 22, 1998

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:
Jerrold B. Harris, President and CEO 		Fred Spar
David M. Bronson, CFO					Josh Rosen
VWR Scientific Products Corporation			Kekst and Company
(610) 429-2750						(212) 521-4800

                 VWR SCIENTIFIC PRODUCTS TO PURCHASE
                 THE SCIENCE KIT GROUP OF COMPANIES

          --Leading Supplier of Science Education Products to
     School Systems and Educational Institutions in the US and Canada--

WEST CHESTER, Pa. (July 22, 1998) VWR Scientific Products Corporation (NASDAQ:VWRX) announced today that it has signed a definitive agreement to acquire the Science Kit Group of Companies. The Science Kit Group is a privately-held, leading supplier of science education products to school systems and educational institutions in the United States and Canada. 1998 sales of the Science Kit Group are expected to be in excess of $70 million. Terms of the purchase were not disclosed.

The Science Kit Group of Companies is comprised of four autonomously operated companies: Science Kit Inc., Boreal Laboratories, Ltd., Wards Natural Science Establishment, Inc., and Central Scientific Company. Each company has a well-defined market emphasis (physics, biology, geology, and chemistry) and strong marketing identities. The Science Kit Group operates in the United States and Canada and supplies products to elementary, middle, and high schools, as well as 2-4 year colleges.

The science education business is one that we are very familiar with, having entered the market in 1989 with the acquisition of the Sargent Welch Company, said Jerrold B. Harris, President and Chief Executive Officer of VWR Scientific Products. Combining with the Science Kit Group builds on one of the most profitable segments of our business and greatly expands our product offerings in the biology, earth science and geology areas. This acquisition will grow our education business from approximately 3% of sales to about 8% of sales.

One of the main indicators of future growth in the education business is the number of children entering school systems. These demographics have been very strong since 1994 and are predicted to remain strong through 2006.

The Science Kit Group of Companies is an excellent organization with an outstanding operating team, a team which will remain with VWR Scientific Products following completion of the acquisition. We expect to realize significant benefits from this acquisition and believe that it will be accretive to 1998 earnings.

The transaction, which has been approved by the Boards of Directors of both companies and is expected to close during July or August of 1998, is subject to governmental review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

VWR Scientific Products Corporation, headquartered in West Chester, PA, is one of the nations largest distributors of laboratory supplies, chemicals and equipment with annual sales exceeding $1 billion.